 Exhibit 99.1

 All transactions listed below relate to purchases of Common Stock of
 Central Garden & Pet Company on December 10, 2007.

 SHARES  PRICE  SHARES BENEFICIALLY OWNED AFTER TRANSACTION

  1,500  6.180  1,281,563
  4,500  6.270  1,286,063
  2,000  6.280  1,288,063
    200  6.330  1,288,263
  8,800  6.350  1,297,063
  6,000  6.370  1,303,063
  2,500  6.380  1,305,563
  5,000  6.390  1,310,563
  3,000  6.400  1,313,563
  4,000  6.420  1,317,563
  2,000  6.440  1,319,563
  4,000  6.450  1,323,563
  1,500  6.460  1,325,063
 10,000  6.470  1,335,063
    300  6.490  1,335,363
  3,000  6.494  1,338,363
  9,700  6.500  1,348,063
  1,000  6.510  1,349,063
  5,000  6.520  1,354,063
  6,000  6.530  1,360,063
  5,000  6.553  1,365,063
  5,000  6.570  1,370,063